Exhibit 15

Hudson Highland Group, Inc.
New York, New York

We are aware that Hudson Highland Group, Inc. has incorporated by reference our review reports dated April 29, 2004 and July 28, 2004, appearing in Hudson Highland Group, Inc.’s quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, respectively, issued pursuant to the provisions of Statement on Auditing Standards 100, in the Prospectus constituting a part of the Registration Statement on Form S-4 to be filed on or about October 6, 2004. We are also aware of our responsibilities under the Securities Act of 1933.

/s/ BDO Seidman, LLP

New York, New York
September 30, 2004